Page Twenty Seven

Exhibit 3(ii)

ARTICLES OF AMENDMENT
to the
ARTICLES OF INCORPORATION
OF
HIGHLANDS BANKSHARES, INC.

In accordance with Section 31-1-31 of the Code of West Virginia, HIGHLANDS BANKSHARES, INC., a corporation organized and existing under the laws of the State of West Virginia (“Corporation”), hereby adopts the following Articles of Amendment to its Articles of Incorporation:
FIRST: The name of the Corporation is HIGHLANDS BANKSHARES, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted by the stockholders of the Corporation on the 11th day of April, 2000, in the manner prescribed by Section 31-1-107 of the Code of West Virginia, to amend the Articles of Incorporation, by deleting Article VII and substituting in lieu therefore the following:

“VII. The amount of the total authorized capital stock of said corporation shall be Fifteen Million Dollars ($15,000,000), which shall be divided into Three Million (3,000,000) shares of the par value of Five Dollars ($5.00) each.”

THIRD: The number of shares of the Corporation outstanding at the time of such adoption, and the number of shares entitled to vote, was 501,898.

FOURTH: The Corporation has only one class of stock of the Corporation, that being common stock and all shares of which were entitled to vote.

FIFTH: The number of shares voted for such amendment was 286,028; and the number of shares voted against such amendment was 6,784.

NOW, THEREFORE, THESE ARTICLES OF AMENDEMNT are now signed by Leslie A. Barr, President, and Clarence E. Porter, Secretary/Treasurer, of Highlands Bankshares, Inc. a corporation organized and existing under the laws of the State of West Virginia, under the seal of the corporation hereto affixed and attested by Clarence E. Porter, its Secretary/Treasurer.  DATE: May 30, 2000.

HIGHLANDS BANKSHARES, INC.
By:	/s/ Leslie A. Barr
LESLIE A. BARR, President

By:	/s/ Clarence E. Porter
CLARENCE E. PORTER, Secretary/Treasurer

ATTEST:
/s/ Clarence E. Porter
CLARENCE E. PORTER, Secretary/Treasurer